Exhibit 99.1

Graybug and CalciMedica Enter into Definitive Merger Agreement

•	Merger to create Nasdaq-listed, clinical-stage biopharmaceutical company focused on advancing CalciMedica’s pipeline of first-in-class product candidates for life-threatening inflammatory diseases

•	Combined company is expected to be funded with cash and cash equivalents of approximately $35 million at closing, with an expected runway into the second half of 2024

•	Phase 2b results in acute pancreatitis for lead product candidate Auxora expected in second half of 2023

•	Companies will host joint webcast on November 22, 2022, at 8:00 a.m. Eastern Time

REDWOOD CITY and LA JOLLA, CA, November 21, 2022 – Graybug Vision, Inc. (Nasdaq: GRAY) (Graybug) and CalciMedica Inc. (CalciMedica) today announced that they have entered into a definitive merger agreement to combine the companies in an all-stock transaction. The combined company will focus on further developing CalciMedica’s lead product candidate Auxora™, a proprietary, intravenous-formulated, small molecule calcium-release activated calcium (CRAC) channel inhibitor, to treat life-threatening inflammatory diseases, such as acute pancreatitis (AP), asparaginase-associated pancreatitis (AAP), acute kidney injury (AKI), and acute hypoxemic respiratory failure (AHRF), for which there are no currently approved therapies. Auxora, which modulates the immune response and protects against tissue cell injury, has been studied in four completed efficacy clinical trials, demonstrating positive and consistent clinical results, as well as a favorable safety profile. Subject to each company’s stockholder approval, the combined company is expected to trade on the Nasdaq Global Market.

With approximately $35 million in cash and cash equivalents anticipated from the combined company, including a private placement financing expected to occur immediately prior to the merger closing, the combined company is expected to have a cash runway into the second half of 2024, funding the advancement of Auxora in AP and AAP through clinical milestones in 2023. The proposed merger is expected to close in the first quarter of 2023.

“After completing a comprehensive strategic review, we determined that the proposed merger with CalciMedica would provide the best return for Graybug stockholders moving forward,” said Frederic Guerard, Pharm.D., Chief Executive Officer of Graybug. “The decision by our management and board of directors to select CalciMedica to be our merger partner will allow our stockholders to participate in a company with a strong clinical-stage pipeline poised to revolutionize treatment for large, underserved patient populations suffering from life-threatening inflammatory diseases worldwide.”

The combined company plans to advance the development of Auxora through multiple clinical trials and anticipates the following milestones in 2023:

•

Results from an ongoing Phase 2b clinical trial (CARPO) in AP patients with systemic inflammatory response syndrome (SIRS) in second half of 2023 — CARPO is a randomized, double-blind, placebo-controlled, dose-ranging trial intended to establish efficacy in AP. It is expected to enroll 216 patients. AP can be a life-threatening condition where the pancreas becomes inflamed, sometimes leading to pancreatic cell death or necrosis, systemic inflammation, and organ failure. There are an estimated 275,000 hospitalizations for AP annually in the United States, of which approximately 40% present with SIRS, which can compromise the function of other tissues or organs, including the lungs, and is responsible for much of the mortality seen in AP. Details of the CARPO trial are available on clinicaltrials.gov (NCT04681066).

•

Results from an ongoing investigator-sponsored Phase 1/2 clinical trial (CRSPA) in pediatric patients who develop AAP as a result of treatment with asparaginase for their underlying acute lymphoblastic leukemia (ALL) in first half of 2023 — CRSPA is a Phase 1/2 trial being conducted in pediatric patients with AAP, which is acute pancreatitis resulting from the administration of asparaginase. Treatment with asparaginase triggers the development of AAP in 7-10% of patients with ALL, with more than half of those patients developing pancreatic necrosis. CalciMedica believes that the CRSPA trial has defined an optimal pediatric dose and plans to meet with the U.S. Food and Drug Administration in the first half of 2023 to determine the path forward for a potential accelerated approval of Auxora. Details of the CRSPA trial are available on clinicaltrials.gov (NCT04195347).

“I’m extremely pleased to announce this proposed merger with Graybug, which comes at a pivotal time for our company,” said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. “This transaction will provide us with the financial strength to advance the development of our lead candidate, Auxora, in life-threatening inflammatory illnesses. We have multiple value-driving milestones expected over the next 12 months, including data from our Phase 2b CARPO clinical trial in patients with AP and potential path to accelerated approval for Auxora in AAP. At CalciMedica, we are focused on delivering novel therapies that target CRAC channel inhibition to underserved patients with life-threatening inflammatory diseases for which no approved therapies exist. This transaction serves as a significant next step in the advancement of our important mission.”

About the Proposed Transaction, Management and Organization

Graybug equity holders are expected to collectively own approximately 29% of the combined company, and pre-merger CalciMedica equity holders are expected to collectively own approximately 71% of the combined company, in each case, on a fully diluted basis using the treasury stock method. The percentage of the combined company that Graybug’s equity holders will own as of the close of the transaction is subject to certain adjustments as described in the merger agreement, including an adjustment based on the amount of Graybug’s net cash at closing.

Following the merger, the combined company will be headquartered in La Jolla, California and Rachel Leheny, PhD, will serve as Chief Executive Officer of the combined company. The merger agreement provides that the board of directors of the combined company will be composed of seven members, five selected by CalciMedica and two selected by Graybug.

The merger agreement has been unanimously approved by the boards of directors of both companies and is subject to the approvals by the stockholders of each company and other customary closing conditions.

Piper Sandler is serving as financial advisor and Fenwick & West LLP is serving as legal counsel to Graybug. Oppenheimer & Co. Inc. is serving as financial advisor and Cooley LLP is serving as legal counsel to CalciMedica.

Investor Conference Call Information

The companies will host a conference call and webcast presentation to discuss the proposed transaction as well as CalciMedica’s technology and pipeline on Tuesday, November 22, 2022, at 8:00 a.m. ET. The live webcast and associated presentation can be accessed on the Investors and Media section of Graybug’s website at https://investors.graybug.vision/news-events/events-presentations and CalciMedica’s website at https://calcimedica.com/events, along with an archived replay following the live event.

About Graybug

Graybug is a clinical-stage biopharmaceutical company focused on developing transformative medicines for ocular diseases. Founded in 2011 based on technology licensed from the Johns Hopkins University School of Medicine, Graybug has offices in Redwood City, CA, and Baltimore, MD. For more information, please visit www.graybug.vision.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company focused on developing first-in-class therapies for life-threatening inflammatory diseases with high unmet need. CalciMedica’s proprietary technology targets the inhibition of CRAC channels designed to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory diseases for which there are currently no approved therapies. CalciMedica’s lead product candidate Auxora, a proprietary, intravenous-formulated CRAC channel inhibitor, has demonstrated positive and consistent clinical results and a favorable safety profile in four completed efficacy clinical trials. Auxora is in development for acute pancreatitis and asparaginase-associated pancreatitis. CalciMedica was founded by scientists from TorreyPines Therapeutics and the Harvard CBR Institute for Biomedical Research, and is headquartered in La Jolla, CA. For more information, please visit www.calcimedica.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, statements regarding expected timing, approval, completion, effects and potential benefits of the proposed merger and transactions contemplated by the merger agreement, including the private placement; the expected cash and cash equivalents of the combined company at closing; including the expected cash runway and ability of such capital to provide sufficient funding for the advancement of Auxora in AP and AAP through clinical milestones in 2023; the expected ownership percentages in the combined company; the expected management team and board of directors of the combined company; the design and potential benefits of Auxora; CalciMedica’s plans and expected timing for developing its product candidates and potential benefits of its product candidates, including its plans to approach the FDA regarding accelerated approval for Auxora, the timing thereof and optimism regarding the support therefor; and the development and outcomes of CARPO and CRSPA trial programs, including the milestones, data announcements, and any other potential results related thereto. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Graybug’s and CalciMedica’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the merger and the transactions contemplated by the merger agreement in a timely manner or at all; the satisfaction (or waiver) of closing conditions to the consummation of the merger, including but not limited to those with respect to: the approval of Graybug’s stockholders; potential delays in consummating the merger, and the ability of the combined company to timely and successfully achieve the anticipated benefits of the merger; the impact of health epidemics, including the COVID-19 pandemic, or fluctuations in global financial markets on the parties’ respective businesses and the actions the parties may take in response thereto; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the merger on Graybug’s or CalciMedica’s business relationships, operating results and business generally; costs related to the merger; the outcome of any legal proceedings that may be instituted against Graybug, CalciMedica or any of their respective directors or officers related to the merger agreement or the transactions contemplated thereby; CalciMedica’s ability to execute its plans and strategies; the ability to obtain and maintain regulatory approval for Auxora; results from clinical trials may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora; the scope progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; and economic, business, competitive, and/or regulatory factors affecting the businesses of Graybug and CalciMedica generally. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in Graybug’s most recent filings with the Securities and exchange commission (“SEC”), including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on Graybug’s web page at https://investors.graybug.vision/ by clicking on the link “Financials and Filings.”

Important Additional Information

In connection with the merger, Graybug intends to file with the SEC preliminary and definitive proxy statements relating to the proposed merger and any other relevant documents. The definitive proxy statement will be mailed to Graybug’s stockholders determined as of a record date, which is to be established for voting on the proposed merger and any other matters to be voted on at the special meeting. Before making any voting decision, investors and security holders are urged to read the preliminary and definitive proxy statements, any amendments, or supplements thereto, and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statements when they become available because they will contain important information about Graybug, CalciMedica and the proposed merger. Investors and security holders may obtain free copies of these documents (when they are available) on the SEC’s web site at www.sec.gov, on Graybug’s website at https://investors.graybug.vision/ or by contacting Graybug’s Investor Relations via email at IR@graybug.vision or by telephone at (650) 487-2409.

No Offer or Solicitation

This communication will not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

Graybug and its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from the stockholders of Graybug in connection with the proposed merger and any other matters to be voted on at the special meeting. Information regarding the names, affiliations and interests of such directors and executive officers will be included in the preliminary and definitive proxy statements (when available). Additional information regarding such directors and executive officers is included in Graybug’s definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 22, 2022.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of Graybug’s stockholders in connection with the proposed merger and any other matters to be voted upon at the special meeting will be set forth in the preliminary and definitive proxy statements (when available) for the merger.

These documents are available free of charge as described in the preceding paragraph.

Graybug Contacts:

Investor Contact IR@graybug.vision (650) 487-2409	Media Contact media@graybug.vision (404) 384-0067

CalciMedica Contacts:

Investors and Media

Argot Partners

Sarah Sutton/Kevin Murphy

calcimedica@argotpartners.com

(212) 600-1902